                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES
                                                 SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                              1999          1998         1998        1997        1996        1995       1994
                                        ------------------------------------------------------------------------------------------

INCOME BEFORE EXTRAORDINARY CHARGES
  AND INCOME TAXES                                 $208.0      $260.6       $294.2      $187.7      $100.5       $61.8      $65.0

FIXED CHARGES:
  Interest on debt                                  $14.8       $18.5        $23.4       $18.1       $37.4       $39.0      $37.9
  Accretion of discount on debt                      10.0         9.0         12.1        10.9         9.7         8.7        3.0
  Interest portion of rental expense                  7.8         6.9          9.6         8.9         9.1        10.7       12.3
                                        ------------------------------------------------------------------------------------------
      Total Fixed Charges                           $32.6       $34.3        $45.0       $37.9       $56.2       $58.4      $53.2
                                        ------------------------------------------------------------------------------------------
CAPITALIZED INTEREST                                  -           -            -           -           -           -          -

RATIO OF EARNINGS TO FIXED CHARGES                    7.4         8.6          7.5         5.9         2.8         2.1        2.2
                                        ==========================================================================================

CALCULATION OF EARNINGS TO FIXED CHARGES:

   (income before extraordinary charges and income taxes) +
           (fixed charges) - (capitalized interest)
--------------------------------------------------------------
                       (fixed charges)